Exhibit 10.37

(1) Autoliv Inc.

(2) Fredrik Peyron

Separation Agreement

This agreement regarding termination of employment “the Agreement” is entered into

BETWEEN:

(1)	Autoliv Inc. referred to as “the Company”;

(2)	Fredrik Peyron, personal identification number ( ) referred to as “the Executive”; together referred to as “the Parties”.

1.	Background

1.1	The Executive is employed by the Company pursuant to the terms and conditions outlined in the Executive’s employment agreement dated September 9, 2014 (“the employment agreement”) and in the indemnification agreement dated September 19, 2014 (the “indemnification agreement”.

1.2	The Company has given the Executive written notice of termination on September 1, 2015 (the “agreement effective date”).

1.3	The Company and the Executive have agreed that the employment of the Executive shall cease on the terms set out in this agreement.

1.4	Apart from what is explicitly stated below, this agreement supersedes all earlier oral or written agreements between the Company or any associated company, and the Executive, relating to the employment of the Executive. For the purpose of this agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

1.5	The provisions of this Separation Agreement, including for the avoidance of doubt section 5.6 below, shall not waive or terminate any rights to indemnification Executive may have under the Company’s Restated Certificate of Incorporation, Restated Bylaws or the Indemnification Agreement between the Executive and the Company.

2.	Termination of the Employment

2.1	The Executive’s employment with the Company shall ceases six (6) calendar months after the agreement effective date (“the termination date”).

2.2	The Executive shall be released from all duties linked to the Company latest on December 1, 2015 except for being reasonably available over the phone and email to answer any questions that the Company may have.

2.3	The Executive is entitled to take up other employment or engage in other business immediately upon having been released from his duties as set forth above without such employment effecting his right to compensation under this agreement provided that the employment or business does not contravene the Executive’s duties under section 4.1 below.

3.	Compensation

3.1	The Executive shall be entitled to his monthly base salary, pension contribution and other current perquisites until the termination date.

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3.2	The Executive shall be entitled to “the Short Term Incentive” in accordance with the Company’s policy, for the full performance year 2015 paid in March 2016. The short term incentive payment does not constitute any form of pension entitlement or right to vacation pay.

Not later than one month after the agreement effective date the Executive is entitled to the STI compensation as stated in the employment agreement, earned with the Executive previous employer Swedish Match and related to the financial year 2014.

3.3	Not later than one month following the termination date the Company shall pay to the Executive a lump sum severance payment equal to 1.5 times the Executive’s annual base salary (“the Severance Pay”) as described in section 11 of the employment agreement. The payment does not constitute any form of pension entitlement or right to vacation pay.

3.4	The Company shall withhold income tax for all the compensation components and in addition thereto pay any statutory social security charges, as applicable.

3.5	Not later than the month following the termination date, the Company shall pay any vacation pay accrued until the agreement effective date.

4.	Undertakings

4.1	The Executive has an obligation of loyalty that follows by an employment relationship. Accordingly, the Executive has a duty to be loyal to the Company until the termination date and thus carry out, inter alia, the remaining tasks and assignments the Executive is instructed to carry out as well as not being engaged in any business competing with the Company or its associated companies.

4.2	The Executive will continue to be bound by the confidentiality undertaking under section 8 of the employment agreement. The Executive also recognises that he will adhere to section 9 of the employment agreement regarding intellectual property rights.

4.3	To avoid any misunderstandings, the Company hereby releases the Executive from the non-competition obligation under section 13 of the employment agreement. The Company will thereby have no obligation to pay the compensation outlined under section 13 of the employment agreement.

5.	Other Issues and Final Settlement

5.1	The executive participates in Autoliv, Inc. 1997 Stock Incentive Plan (“Incentive Plan”). The parties acknowledge that the Executive’s entitlement under the incentive plan will be handled in accordance with the rules and regulations prescribed by the incentive plan. With reference to the rules of the plan, the parties note that the Executive’s Restricted Stock Units promised shall be forfeited as of the termination date and that the Executive’s unvested Non-Statutory Stock Options (“Options”) under the Stock Incentive Plan will not become exercisable

5.2	The Parties agree that the Executive shall have no priority rights to re-employment.

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5.3	The separation between Executive and the Company is based on mutual trust and the parties agree that they shall use their best endeavours to act in a fair and considerate way regarding all issues relating to this separation, including internal and external communication and other practical matters that have to be resolved as consequence of this separation. The parties have further agreed to keep the contents of this agreement confidential other than such disclosures that are required to comply with applicable securities laws in the U.S. or Sweden.

5.4	On the date the Executive is released from all duties, the Executive shall return to the Company all keys, credit cards, documents, mobile phone, laptop computer and all other property which the Executive may have in his possession and which belongs to the Company or its associated companies other than his company car which shall be returned to the Company not later than the termination date.

5.5	The Company shall remove the Executive from all boards of directors or similar directorship in the Company or in any other associated companies without delay following the agreement date and the Executive shall without delay sign any resignation or other document necessary to effect such removal. The Executive acknowledges that he has no claim whatsoever outstanding against either the Company, its associated companies or any of their respective officers, directors and employees in connection with the position as director.

To the extent that any such claim exists or may exist, the Executive irrevocably waive such claim and release the Company, its associated companies and each of their respective officers, directors and employees from any liability whatsoever in respect of such claim. For the avoidance of doubt this section 5.5 does not apply to the Executive’s potential future claims on the Company under the indemnification agreement.

5.6	Through the signing of this agreement and the fulfilment of the provisions herein, all unsettled matters between the parties shall be deemed to be finally settled and the Executive shall have no claims against the Company or any of its associated companies as regards salary, vacation pay, bonus, pension contributions, damages or otherwise.

6.	Governing Law and disputes

This agreement shall be governed by and construed in accordance with the laws of Sweden.

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This agreement has been duly executed in two original copies, of which each of the parties has taken one copy.

Place; Stockholm, Sweden

Date; August 28, 2015

On behalf of Autoliv, Inc.

/s/ Karin Eliasson	/s/ Fredrik Peyron
Karin Eliasson	Fredrik Peyron
GVP Human Resources

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